Exhibit 10.2

[Executive Officers Specimen]

DIAMOND OFFSHORE DRILLING, INC.

2021 LONG-TERM STOCK INCENTIVE PLAN

EXECUTIVE PERFORMANCE-VESTING

RESTRICTED STOCK UNIT AWARD AGREEMENT

This EXECUTIVE PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of July 1, 2021 (the “Grant Date”) between Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), and [                ] (the “Participant”), and is made pursuant to the terms of the Company’s 2021 Long-Term Stock Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.    Restricted Stock Units. The Company hereby issues to the Participant, as of the Grant Date, [                ] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.

Section 2.    Vesting Requirements.

(a)    Generally. Except as otherwise provided herein, the RSUs shall vest and become non-forfeitable Shares based on the achievement of the performance goals (the “Performance Goals”) specified in the performance matrix attached as Exhibit A to this Agreement (the “Performance Matrix”), measured in respect of the “Performance Periods” indicated in the Performance Matrix, and contingent on the Participant’s continuous service or employment with the Company and its Affiliates (“Service”) from the Grant Date through the end of the applicable Performance Period. The Committee shall determine the achievement of the goals set forth in the Performance Matrix within 60 days following the end of the Performance Period (the “Determination Date”).

(b)    Termination of Service.

(i)    Upon the occurrence of a termination of the Participant’s Service by the Company without Cause, as a result of the death of the Participant, or as a result of the Participant’s Disability (as defined below), the number of RSUs which would have vested at the end of the conclusion of then current and next succeeding Performance Periods (to the extent not previously vested) shall immediately vest to the extent of the vesting determined by the Performance Goals on the applicable Determination Date or, if earlier, on a Change in Control, and any remaining unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(ii)    Upon the occurrence of a termination of the Participant’s Service for Cause, all RSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(iii)    Upon the occurrence of a termination of the Participant’s Service for any reason other than as set forth in Section 2(b)(i) or (ii), including as a result of the Participant’s resignation, all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(iv)    “Disability” means the Participant’s inability to perform the essential duties, responsibilities and functions of the Participant’s position with the Company for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Committee in its reasonable good faith judgment; provided that if any such Disability would not be a “disability” within the meaning of Code Section 409A, no payment shall be made hereunder as a result of any such Disability that would be deferred compensation for purposes of Code Section 409A. The Participant shall cooperate in all respects with the Company if a question arises as to whether the Participant has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).

(c)    Change in Control. Upon the occurrence of a Change in Control, the RSUs shall vest as set forth in the Performance Matrix.

Section 3.    Settlement. The Company shall issue and deliver to Participant the number of Shares equal to the number of vested and non-forfeitable RSUs within 30 days following the earliest to occur of (x) the applicable Determination Date and (y) a Change in Control. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right, at its sole discretion, to settle any vested RSU by cash payment in lieu of Shares. If the Company elects to settle any RSU in cash, the amount of cash to be paid by the Company in settlement shall be determined by multiplying (a) the number of vested RSUs to be settled in cash by (b) the Fair Market Value of a Share as of the applicable Determination Date, less any withholding pursuant to Section 13(e) of the Plan.

Section 4.    Restrictions on Transfer. No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

Section 5.    Investment Representation. The Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an

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exemption from registration under the applicable securities laws. The Participant understands and agrees that the RSUs may not be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws. Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.

Section 6.    Adjustments. The Award granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.

Section 7.    No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.

Section 8.    Tax Withholding. The Award shall be subject to tax and/or other withholding in accordance with Section 13(e) of the Plan.

Section 9.    No Rights as a Stockholder; Dividends. The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof. Notwithstanding the foregoing, if the Company declares any dividend the record date of which occurs while the RSUs are outstanding (i.e., have not been settled pursuant to Section 3), the Participant shall be credited a dividend equivalent in an amount and form equal to the dividend that would have been paid on the Shares underlying such outstanding RSUs had such Shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying RSU with respect to which they accrue, and shall vest only if the underlying RSU vests, and will be forfeited if the underlying RSU is forfeited. Any such dividend equivalents shall be settled and paid to the Participant within 30 days following the date on which the underlying RSU vests, provided that if the RSU has already vested, the associated dividend equivalents will be paid at the same time the dividend would have been paid on the Shares underlying the vested RSU. For the avoidance of doubt, all dividend equivalents shall be terminated on the date the underlying RSU is settled under Section 3 hereof.

Section 10.    Clawback. The RSUs granted hereunder, and the Shares issued in respect of the RSUs granted hereunder, shall be subject to Section 13(f) of the Plan.

Section 11.    Amendment and Termination. Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

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Section 12.    Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 13.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Texas.

Section 14.    Data Privacy. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Company, its related entities, and the Participant’s employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company and details of all Awards, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of RSUs or Shares on the Participant’s behalf to a broker or to any other third party with whom the Participant may elect to deposit any Shares acquired under the Plan (whether pursuant to this Award or otherwise).

Section 15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 16.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 17.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

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Section 18.    Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. The RSUs granted hereunder shall be subject to the provisions of Section 14 of the Plan.

Section 19.    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:	Bernie G. Wolford
Title:	President & CEO

PARTICIPANT SIGNATURE

[Executive Name]

Date Signed

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Exhibit A

The “target” number of RSUs eligible to be earned and become vested under this Agreement in accordance with this Performance Matrix for each Performance Period is equal to one-third of the total RSUs granted under this Agreement (the “Yearly Target Award”), with each such annual target number rounded to a whole number of Shares so that the total equals the target number of RSUs subject to this Award. However, the Participant is eligible to earn between 0%-100% of the Yearly Target Award based on the Company’s level of achievement of the Performance Goals described below. In no event will the Participant be eligible to earn more than 100% of the Yearly Target Award for any Performance Period.

The “Performance Periods” shall be each of (i) July 1, 2021 to June 30, 2022, (ii) July 1, 2022 to June 30, 2023, and (iii) July 1, 2023 to June 30, 2024.

The “Performance Goals” shall be HSE, Adjusted Free Cash Flow, Backlog, and the [                    ] Goal (as defined below).

The applicable threshold, target, and stretch goals for the Adjusted Free Cash Flow, HSE and Backlog goals will be established each year in respect of the applicable Performance Periods. The goals established for the first Performance Period (July 1, 2021 to June 30, 2022) are set forth on Exhibit B. The goals for the subsequent Performance Periods will be separately communicated to participants at the beginning of the applicable Performance Period. The RSUs shall be eligible to vest as follows, subject to the Participant’s continuous Service through the end of the applicable Performance Period:

The Payout Percentage applicable to 25% of the Yearly Target Award will be determined based on achievement of the HSE goal, to be measured based on the cumulative total of performance achieved in respect of the Performance Period measured against the cumulative target levels for such Performance Period:

HSE Performance	Credit towards Performance Goals	Payout Percentage (as a % of the portion of the Yearly Target Award attributable to the HSE Performance Goal)
Below Threshold	0%	0%
Threshold	50%	50%
Target	100%	100%
Stretch	150%	100%

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The Payout Percentage applicable to 25% of the Yearly Target Award will be determined based on achievement of the Adjusted Free Cash Flow goal, to be measured based on the cumulative total of performance achieved in respect of the applicable Performance Period measured against the cumulative target levels for such Performance Period:

Adjusted Free Cash Flow Performance	Credit towards Performance Goals	Payout Percentage (as a % of the portion of the Yearly Target Award attributable to Adjusted Free Cash Flow)
Below Threshold	0%	0%
Threshold	50%	50%
Target	100%	100%
Stretch	150%	100%

The Payout Percentage applicable to 25% of the Yearly Target Award will be determined based on achievement of the Backlog goal, to be measured based on the cumulative total of performance achieved in respect of the applicable Performance Period measured against the cumulative target levels for such Performance Period:

Backlog Performance	Credit towards Performance Goals	Payout Percentage (as a % of the portion of the Yearly Target Award attributable to the Backlog Performance Goal)
Below Threshold	0%	0%
Threshold	50%	50%
Target	100%	100%
Stretch	150%	100%

The Payout Percentage applicable to 25% of the Yearly Target Award will be determined based on the occurrence of [                    ] or the completion of one or more strategic initiatives determined by the Board during the Performance Period (the “[                    ] Goal”). Achievement of the [                    ] Goal will either be at 100% or 0% achievement, with no threshold or stretch achievement possible.

•

the Payout Percentage attributable to any Performance Goal other than the [                    ] Goal in respect of a Performance Period will be 0% if achievement falls below the “threshold” level of achievement established for such Performance Goal in respect of such Performance Period.

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•

In each case, straight-line interpolation shall be used to determine the Payout Percentage applicable to each portion of the Yearly Target Award in the event that achievement for the Performance Period falls between the applicable threshold, target and stretch goals set forth above.

•

The total number of RSUs earned with respect to a Target Yearly Award will be determined (x) 25% based on the achievement of the [                    ] Goal and (y) 75% determined as a result of the average of the Credit Towards Performance Goals percentages set forth above for each of the Performance Goals other than the [                    ] Goal, with such resulting percentage then applied to the Payout Percentages set forth above (e.g., if the Credit Towards Performance Goals was 40% for HSE, 80% for Backlog, and 120% for Adjusted Free Cash Flow, the average of the three goals would be 80%, and the resulting Payout Percentages for each goal would be based on that average and would be equal to (80% * 25% = 20%) + (80% * 25% = 20%) + (80% * 25% = 20%) = 60% total for the Performance Goals other than the [                    ] Goal).

•

Upon the occurrence of a Change in Control during a Performance Period, and subject to the Participant’s continued Service through the Change in Control, the Target Yearly Awards for the current Performance Period and the next Performance Period (if any) shall immediately vest based on the following sentence. All but the HSE Goal shall be deemed met, and the HSE Goal shall be determined based on performance through the most recently completed month. If the Participant experienced a termination described in Section 2(b)(i) of this Agreement and within the one-year period following such termination there is a Change in Control, then with respect to any Performance Period(s) in which the Participant remains eligible to vest, the vesting with respect to such Performance Period(s) shall be determined in accordance with the prior sentence.

The Committee shall have the authority to make appropriate adjustments to the calculations and determinations set forth in this Performance Matrix as it deems appropriate.

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Exhibit B

FIRST PERFORMANCE PERIOD GOALS

Performance Goal #1: HSE Performance

Metric	Threshold	Target	Stretch	Weighting
Regulatory Shutdown	N/A	[ ]	N/A	20%
LTI Frequency	[ ]	[ ]	[ ]	20%
Dropped Object Frequency	[ ]	[ ]	[ ]	20%
Environmental Spill (ZIO) Frequency	[ ]	[ ]	[ ]	20%
Well Control Event (bbl influx)	>[ ]	[ ]	<[ ]	20%

•

“Regulatory Shutdown” means any shutdown by a regulatory agency as a result of actions of the Company. “Regulatory Shutdown” does not include moratoriums, client/service company actions or other actions or causes outside of the Company’s control.

•	“Frequency” is calculated as number of incidents x 200,000/number of hours worked.

•	“Environmental Spill (ZIO) Frequency” does not include a spill to deck or inadvertent transfer.

•	When measuring well control events, consideration should be made to total influx after well shut in is initiated (i.e. high flowing wells).

Performance Goal #2: Adjusted Free Cash Flow

Metric	Threshold			Target			Stretch
Adjusted Free Cash Flow	$	[	]	$	[	]	$	[	]

•	“Adjusted Free Cash Flow” is calculated as follows:

Daywork Revenue
Less	Direct Rig Costs
Less	Indirect Overhead
Less	Shorebase
Less	G&A
Less	Maintenance Capex

•	The calculation shall exclude revenue, costs and expenses incurred in connection with:

•	Changes in applicable laws, regulations or accounting principles;

•	Third-party advisors and consultants related to restructuring and/or strategic alternative activities;

•	The disposal or addition of a business segment or material asset;

•	The Company’s employee incentive programs;

•	Moving revenue and expenses and other deferral and amortizations;

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•	Other items the Company typically normalizes out of GAAP results; and

•

Events or conditions determined in consultation with the Compensation Committee to be extraordinary or unusual in nature, infrequent in occurrence, out of the Company’s control, or negatively impact Adjusted Free Cash Flow during the performance period for a future benefit outside of the performance period.

Performance Goal #3: Addition of Backlog

Metric	Threshold			Target			Stretch
Addition of Backlog	$	[	]	$	[	]	$	[	]

•	Backlog includes (i) signed drilling contracts and (ii) announcements or notifications of intention to award the Company a contract.

Linear interpolation shall be applied to determine achievement of the above metrics in the event of performance falling between the levels stated in the above tables.

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